Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Stock Incentive Plan, 2015 Equity Incentive Plan, and Employee Stock Purchase Plan of Nivalis Therapeutics, Inc. of our report dated March 17, 2015 (except Notes 3, 6, 8, 11 and 12, as to which the date is June 3, 2015), with respect to the financial statements of Nivalis Therapeutics, Inc. included in the registration statement on Form S-1 (No. 333-204127), filed with the Securities and Exchange Commission on June 3, 2015.

/s/ Ernst & Young LLP

Denver, Colorado
June 24, 2015